Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
October 21, 2026	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2027;

DECLARES QUARTERLY DIVIDEND OF $0.27 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR THURSDAY, OCTOBER 22, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the first quarter of fiscal 2027 of $19.1 million, an increase of $3.4 million, or 22.0%, as compared to the same period of the prior fiscal year. The increase was driven by higher net interest income, lower provision for credit losses (PCL), and higher noninterest income. This was partially offset by higher noninterest expense and higher provision for income taxes. Preliminary net income was $1.73 per fully diluted common share for the first quarter of fiscal 2027, an increase of $0.35, or 25.4%, as compared to $1.38 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2027:

●	Earnings per common share (diluted) were $1.73, up $0.35, or 25.4%, as compared to the same quarter a year ago, and down $0.10, or 5.5%, from the fourth quarter of fiscal 2026, the linked quarter. During the year-ago quarter, the Company incurred $572,000 of non-recurring consulting expenses related to renegotiation of a significant bank contract, reducing after-tax net income by $444,000, or $0.04 per fully diluted common share, with no similar charges in the current quarter.

●	Annualized return on average assets (ROA) was 1.44%, while annualized return on average common equity (ROE) was 12.7%, as compared to 1.24% and 11.3%, respectively, in the same quarter a year ago, and 1.57% and 14.0%, respectively, in the fourth quarter of fiscal 2026, the linked quarter.

●	Net interest margin for the quarter was 3.70%, up from 3.57% reported for the year-ago period, and up from 3.67% reported for the fourth quarter of fiscal 2026, the linked quarter. Net interest income increased $3.5 million, or 8.3%, as compared to the same quarter a year ago, and increased $1.5 million, or 3.5%, as compared to the fourth quarter of fiscal 2026, the linked quarter.

●	PCL was $3.0 million during the first quarter of fiscal 2027, a decrease of $1.5 million from the year-ago period and a decrease of $240,000 from the fourth quarter of fiscal 2026, the linked quarter.

●	Provision for income taxes was $4.5 million, an increase of $678,000 from the prior-year quarter and an increase of $1.7 million from the linked quarter, primarily reflecting a $1.7 million tax benefit from tax credit investments recognized in the linked quarter that did not recur.

●	Gross loan balances increased by $63.9 million during the first quarter of fiscal 2027, or 1.5%, and increased by $263.9 million, or 6.3%, over the last twelve months.

●	Deposit balances increased by $66.1 million during the first quarter of fiscal 2027, or 1.5%, and increased by $193.5 million, or 4.5%, over the last twelve months.

●	Tangible book value per share was $48.52 as of September 30, 2026, and increased by $5.17, or 11.9%, during the last twelve months.

●	The Company repurchased 19,000 shares of its common stock in the first quarter of 2027 at an average price of $72.63 per share, for a total of $1.4 million. The average purchase price was 150% of our tangible book value as of September 30, 2026.

Dividend Declared:

The Board of Directors, on October 20, 2026, declared a quarterly cash dividend on common stock of $0.27, payable November 30, 2026, to stockholders of record at the close of business on November 13, 2026, marking the 130th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, October 22, 2026, at 9:30 a.m., Central Time. The call will be available live to interested parties by calling 1-833-461-5787 in the United States and from all other locations by calling 1-585-542-9983. Participants should use participant access code 953340433. Telephone playback will be available beginning one hour following the conclusion of the call through October 27, 2026. The playback may be accessed by dialing 1-833-309-1852 in the United States and Canada, and using the conference passcode 953340433.

Balance Sheet Summary:

The Company experienced balance sheet growth during the first quarter of fiscal 2027, with total assets of $5.3 billion at September 30, 2026, an increase of $74.4 million, or 1.4%, compared to June 30, 2026. Growth was driven primarily by increases in net loans receivable, other assets, cash equivalents and time deposits, and available-for-sale (AFS) securities. The increase in other assets was primarily driven by an increase in accrued interest receivable.

Cash equivalents and time deposits were $97.1 million at September 30, 2026, an increase of $6.2 million, or 6.8%, compared to June 30, 2026. AFS securities were $454.1 million at September 30, 2026, an increase of $3.3 million, or 0.7%, compared to June 30, 2026.

Loans, net of the allowance for credit losses (ACL), were $4.4 billion at September 30, 2026, increasing by $60.5 million, or 1.4%, compared to June 30, 2026. Gross loans increased by $63.9 million, or 1.5%, to $4.5 billion, while the ACL increased by $3.4 million, compared to June 30, 2026. The Company noted growth primarily in loans collateralized by 1-4 family residential real estate, agriculture production, commercial and industrial, agriculture real estate, and construction and land development. This was partially offset by decreases in loans collateralized by multi-family real estate, non-owner occupied commercial real estate, and owner occupied commercial real estate. The table below illustrates changes in loan balances by type over recent periods:

Summary Loan Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2026	2026	2026	2025	2025

1-4 Family residential real estate	$1,118,471	$1,085,512	$1,063,006	$1,043,090	$1,021,300
Non-owner occupied commercial real estate	920,809	924,144	945,274	912,611	918,275
Owner occupied commercial real estate	469,331	471,990	476,994	460,064	454,265
Multi-family real estate	454,439	469,968	467,936	452,733	445,953
Construction and land development	314,496	310,006	279,943	298,412	283,912
Agriculture real estate	305,819	295,803	278,541	261,118	255,610
Total loans secured by real estate	3,583,365	3,557,423	3,511,694	3,428,028	3,379,315

Commercial and industrial	563,919	552,557	546,002	537,276	521,945
Agriculture production	242,444	219,155	204,447	202,892	229,338
Consumer	53,755	53,144	51,869	52,182	56,051
All other loans	12,190	9,529	8,348	6,178	5,094
Gross loans	4,455,673	4,391,808	4,322,360	4,226,556	4,191,743

Allowance for credit losses	(58,274)	(54,912)	(55,937)	(54,465)	(52,081)
Net loans	$4,397,399	$4,336,896	$4,266,423	$4,172,091	$4,139,662

Loans anticipated to fund in the next 90 days totaled $184.8 million at September 30, 2026, as compared to $181.7 million at June 30, 2026, and $194.5 million at September 30, 2025.

The Bank’s concentration in non-owner occupied commercial real estate loans, as defined by banking regulatory guidance and including multi-family and construction and land development loans, is estimated at 277.7% of Tier 1 capital and ACL at September 30, 2026, as compared to 287.7% as of June 30, 2026, the linked quarter end, with these loans representing 37.9% of total loans at September 30, 2026. The largest component of this concentration is non-owner occupied commercial real estate, which is primarily comprised of loans secured by hospitality (hotels and restaurants), care facilities, strip centers, retail stand-alone properties, and storage units. Within this portfolio, the hospitality and retail stand-alone segments consist primarily of franchised businesses; care facilities consist mainly of skilled nursing and assisted living centers; and strip centers are generally non-mall shopping centers with a variety of tenants. The Bank’s multi-family real estate loan portfolio includes loans secured by properties currently participating in the low-income housing tax credit (LIHTC) program or that have exited the program. The largest component of the construction and land development portfolio is commercial construction, consisting primarily of loans collateralized by multi-family real estate and industrial warehouse developments. The Company continues to monitor its commercial real estate concentration and each of its individual segments closely.

Nonperforming loans (NPLs) were $26.7 million, or 0.60% of gross loans, at September 30, 2026, compared to $27.7 million, or 0.63% of gross loans, at June 30, 2026, a decrease of $996,000, or 3.6%. Nonperforming assets (NPAs) were $32.4 million, or 0.61% of total assets, at September 30, 2026, compared to $33.5 million, or 0.64% of total assets, at June 30, 2026, a decrease of $1.1 million, or 3.3%, primarily due to lower NPLs. Performing loan modifications to borrowers experiencing financial difficulty totaled $51.1 million at September 30, 2026, compared to $31.0 million at June 30, 2026. The increase was primarily attributable to the modification of payment terms on a commercial and industrial loan.

The ACL totaled $58.3 million at September 30, 2026, representing 1.31% of gross loans and 218.6% of nonperforming loans, compared to $54.9 million, or 1.25% of gross loans and 198.6% of nonperforming loans, at June 30, 2026. The Company has estimated its expected credit losses as of September 30, 2026, under ASC 326-20, and management believes the ACL as of that date was adequate based on that estimate. Economic uncertainty remains, including the potential effects of elevated and uncertain interest rates, as inflation remains above the Federal Reserve's long-term target, and evolving labor market and broader economic conditions. The increase in the ACL was primarily attributable to management’s assessment of reserve adequacy amid the economic uncertainty and to support loan growth. This was partially offset by net charge-offs of $494,000 in the three-month period ended September 30, 2026. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.04% (annualized) during the current quarter, as compared to 0.36% for the same quarter of the prior fiscal year, and 0.40% during the linked quarter.

Total liabilities were $4.7 billion at September 30, 2026, an increase of $63.9 million, or 1.4%, compared to June 30, 2026. Increases in total deposits and securities sold under agreements to repurchase were partially offset by a reduction in FHLB advances.

Deposits were $4.5 billion at September 30, 2026, an increase of $66.1 million, or 1.5%, compared to June 30, 2026. Certificate of deposit growth was primarily driven by non-brokered certificates of deposit and was partially offset by a decrease in brokered certificates of deposit. Nonmaturity deposit growth was primarily attributable to increases in non-brokered and brokered money market deposit accounts. This was partially offset by declines in non-interest bearing deposits, NOW accounts, and savings accounts. Public unit balances totaled $475.4 million at September 30, 2026, a decrease of $42.4 million compared to June 30, 2026, primarily due to competitive pricing dynamics on certain time deposits and normal fluctuations in operating account balances. Brokered deposits totaled $271.4 million at September 30, 2026, a decrease of $19.3 million as compared to June 30, 2026, attributable to a decrease in brokered certificates of deposit, which was partially offset by an increase in brokered money market deposit accounts. The average loan-to-deposit ratio for the first quarter of fiscal 2027 was 98.8%, as compared to 99.7% for the linked quarter, and 96.3% for the same period of the prior fiscal year. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2026	2026	2026	2025	2025

Non-interest bearing deposits	$540,595	$560,704	$528,601	$526,569	$501,885
NOW accounts	1,058,162	1,074,489	1,153,078	1,167,626	1,098,921
MMDAs - non-brokered	343,462	314,350	305,903	309,806	326,387
Brokered MMDAs	26,804	10,654	21,073	10,817	28,129
Savings accounts	705,151	707,482	718,199	701,553	715,406
Total nonmaturity deposits	2,674,174	2,667,679	2,726,854	2,716,371	2,670,728

Certificates of deposit - non-brokered	1,555,232	1,460,172	1,408,723	1,412,394	1,409,332
Brokered certificates of deposit	244,558	279,995	205,338	179,569	200,430
Total certificates of deposit	1,799,790	1,740,167	1,614,061	1,591,963	1,609,762

Total deposits	$4,473,964	$4,407,846	$4,340,915	$4,308,334	$4,280,490

Public unit nonmaturity accounts	$382,994	$420,047	$471,659	$490,060	$424,391
Public unit certificates of deposit	92,406	97,787	93,061	94,039	112,963
Total public unit deposits	$475,400	$517,834	$564,720	$584,099	$537,354

FHLB advances were $122.7 million at September 30, 2026, a decrease of $7.7 million, or 5.9%, from June 30, 2026. Outstanding FHLB daily reset borrowings were $27.7 million as of September 30, 2026, as compared to $28.4 million outstanding as of June 30, 2026.

The Company’s stockholders’ equity was $601.1 million at September 30, 2026, an increase of $10.5 million, or 1.8%, compared to June 30, 2026. The increase was attributable primarily to earnings retained after cash dividends paid. This increase was partially offset by a $4.7 million increase in accumulated other comprehensive loss (AOCL), as the market value of the Company’s investments declined due to higher market interest rates, and $1.4 million used to repurchase 19,000 shares of the Company’s common stock during the first quarter of fiscal 2027 at an average price of $72.63 per share. AOCL totaled $14.4 million at September 30, 2026, as compared to $9.8 million at June 30, 2026. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2026, was $45.9 million, an increase of $3.5 million, or 8.3%, as compared to the same period of the prior fiscal year. The increase reflected a 4.5% increase in the average balance of interest-earning assets and a 13-basis point increase in net interest margin, from 3.57% to 3.70%. The primary driver of the net interest margin expansion, compared to the year ago period, was a decrease in the cost of interest-bearing liabilities of 19 basis points, partially offset by a decrease of four basis points in the yield on interest-earning assets.

Loan discount accretion and liability premium amortization related to the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of FortuneBank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $682,000 in net interest income for the three-month period ended September 30, 2026, as compared to $876,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed approximately five basis points to net interest margin in the three-month period ended September 30, 2026, as compared to approximately seven basis points for the same period of the prior fiscal year and approximately three basis points in the linked quarter ended June 30, 2026, when net interest margin was 3.67%.

The Company recorded a PCL of $3.0 million in the three-month period ended September 30, 2026, as compared to a PCL of $4.5 million in the same period of the prior fiscal year. The current period PCL was the result of a $3.9 million provision attributable to the ACL for outstanding loan balances and a $902,000 negative provision attributable to the allowance for off-balance sheet credit exposures, primarily reflecting a lower required reserve rate on unfunded commitments. The allowance for off-balance-sheet credit exposures, included in other liabilities, totaled $3.5 million at September 30, 2026. The factors considered when estimating the required ACL and PCL for loan balances outstanding are detailed above in the “Balance Sheet Summary.”

The Company’s noninterest income for the three-month period ended September 30, 2026, was $7.1 million, an increase of $573,000, or 8.7%, as compared to the same period of the prior fiscal year. The increase was primarily driven by higher other noninterest income, reflecting increased merchant program income and the gain on sale of membership interest in a tax credit investment, and higher deposit account charges and related fees, driven by a higher volume of nonsufficient funds charges. Noninterest income also benefited from increased earnings on bank-owned life insurance, including a $150,000 mortality benefit recognized in the first quarter of fiscal 2027, and higher bank card interchange income. These increases were partially offset by lower other loan fees, as swap fees were recognized in the prior-year period but not in the current period.

Noninterest expense for the three-month period ended September 30, 2026, was $26.6 million, an increase of $1.5 million, or 6.1%, as compared to the same period of the prior fiscal year. The increase was driven primarily by an increase in compensation and benefits expense, reflecting annual merit increases, higher team member headcount, and lower compensation costs deferred related to loan originations. In addition, other noninterest expense increased primarily due to higher costs associated with deposit operations and card fraud, as well as loan collection and other lending-related activities. Occupancy and equipment expense increased due to equipment purchases, maintenance and repairs, and insurance costs, while data processing expense increased as a result of higher software, digital banking, and information security-related costs. These increases were partially offset by lower legal and professional fees, as the prior-year period included $572,000 of consulting costs associated with the negotiation of a new contract with a key vendor, with no similar activity in the current quarter, and lower intangible amortization expense following the full amortization of a core deposit intangible in the second quarter of fiscal 2026.

The efficiency ratio for the three-month period ended September 30, 2026, was 50.0%, as compared to 51.1% in the same period of the prior fiscal year. The improvement was driven by the increase in net interest income and noninterest income, which more than offset the increase in noninterest expense.

The income tax provision for the three-month period ended September 30, 2026, was $4.5 million, an increase of $678,000, or 17.9%, as compared to the same period of the prior fiscal year, primarily due to the increase in net income before income taxes. The effective tax rate for the quarter was 19.0%, compared to 19.5% in the same quarter of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities, might not be realized within the anticipated time frames, to the extent anticipated, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected and goodwill impairment charges might be incurred; potential adverse impacts to economic conditions both nationally and in our local market areas and other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and inflation, including the effects of a potential recession whether caused by Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) actions or otherwise or slowed economic growth caused by changes in oil prices or supply chain disruptions; the impact of monetary and fiscal policies of the Federal Reserve Board and the U.S. Government or other governmental initiatives affecting the financial services industry; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the ACL on loans; our ability to access cost-effective funding and maintain sufficient liquidity; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; fluctuations in real estate values in both residential and commercial real estate markets, as well as agricultural business conditions; fluctuations in the demand for loans and deposits, including our ability to attract and retain deposits; the impact of a federal government shutdown; legislative or regulatory changes that adversely affect our business; the effects of climate change, severe weather events, other natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates; changes in accounting principles, policies, or guidelines; results of examinations of us by our regulators, including the impact on FDIC insurance premiums and the possibility that our regulators may, among other things, require an increase in our reserve for credit losses on loans or a write-down of assets; the impact of technological changes and an inability to keep pace with the rate of technological advances; the inability of key third party providers to perform their obligations to us; cyber threats, such as phishing, ransomware, and insider attacks, which can lead to financial loss, reputational damage, and regulatory penalties if sensitive customer data and critical infrastructure are not adequately protected; our ability to retain key members of our management team; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Non-GAAP Financial Measures:

Tangible common equity and tangible book value per common share are financial measures determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are supplemental and are not intended to be a substitute for analyses based on GAAP measures. As other companies may utilize different methodologies for calculating these measures, this presentation may not be comparable to similarly titled measures used by other institutions.

Tangible common equity is calculated by excluding intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, less restricted common shares not vested. For comparison, book value per common share is calculated by dividing common stockholders’ equity by common shares outstanding, less restricted common shares not vested. This approach is consistent with the treatment applied by bank regulatory agencies, which generally exclude intangible assets from the calculation of risk-based capital ratios.

Each of these non-GAAP financial measures provides information considered important to investors and is useful in understanding the Company’s capital position. Calculations of tangible common equity and tangible book value per common share to the corresponding GAAP measures of common stockholders’ equity and book value per common share are presented below.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2026	2026	2026	2025	2025

Cash equivalents and time deposits	$97,134	$90,966	$93,286	$134,309	$124,358
Available-for-sale (AFS) securities	454,058	450,775	439,115	444,965	453,855
FHLB/FRB membership stock	19,857	20,111	18,863	18,552	18,489
Loans held for sale	421	1,787	1,033	1,271	277
Loans receivable, gross	4,455,673	4,391,808	4,322,360	4,226,556	4,191,743
Allowance for credit losses	58,274	54,912	55,937	54,465	52,081
Loans receivable, net	4,397,399	4,336,896	4,266,423	4,172,091	4,139,662
Bank-owned life insurance	77,472	77,117	77,155	76,793	76,240
Intangible assets	69,930	70,620	71,329	72,049	72,866
Premises and equipment	92,794	93,191	93,366	94,560	95,211
Other assets	100,193	93,438	80,894	79,797	55,374
Total assets	$5,309,258	$5,234,901	$5,141,464	$5,094,387	$5,036,332

Interest-bearing deposits	$3,933,369	$3,847,142	$3,812,314	$3,781,765	$3,778,605
Noninterest-bearing deposits	540,595	560,704	528,601	526,569	501,885
Securities sold under agreements to repurchase	25,000	20,000	20,000	20,000	20,000
FHLB advances	122,714	130,424	105,033	102,041	102,029
Other liabilities	70,639	70,187	78,758	73,417	50,371
Subordinated debt	15,793	15,766	23,248	23,235	23,221
Total liabilities	4,708,110	4,644,223	4,567,954	4,527,027	4,476,111

Total stockholders’ equity	601,148	590,678	573,510	567,360	560,221

Total liabilities and stockholders’ equity	$5,309,258	$5,234,901	$5,141,464	$5,094,387	$5,036,332

Equity to assets ratio	11.32%	11.28%	11.15%	11.14%	11.12%

Common shares outstanding	10,994,612	11,011,109	11,015,112	11,142,733	11,290,667
Less: Restricted common shares not vested	46,740	46,740	50,525	49,075	48,675
Common shares for book value determination	10,947,872	10,964,369	10,964,587	11,093,658	11,241,992

Book value per common share	$54.91	$53.87	$52.31	$51.14	$49.83
Less: Intangible assets per common share	6.39	6.44	6.51	6.49	6.48
Tangible book value per common share (1)	48.52	47.43	45.80	44.65	43.35
Closing market price	70.90	76.21	63.94	59.12	52.56

(1)   Non-GAAP financial measure.

Nonperforming asset data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2026	2026	2026	2025	2025

Nonaccrual loans	$26,659	$27,655	$30,135	$29,655	$26,031
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	26,659	27,655	30,135	29,655	26,031
Other real estate owned (OREO)	5,710	5,631	1,795	1,536	1,006
Personal property repossessed	23	209	23	5	45
Total nonperforming assets	$32,392	$33,495	$31,953	$31,196	$27,082

Total nonperforming assets to total assets	0.61%	0.64%	0.62%	0.61%	0.54%
Total nonperforming loans to gross loans	0.60%	0.63%	0.70%	0.70%	0.62%
Allowance for credit losses to nonperforming loans	218.59%	198.56%	185.62%	183.66%	200.07%
Allowance for credit losses to gross loans	1.31%	1.25%	1.29%	1.29%	1.24%

Performing modifications to borrowers experiencing financial difficulty	$51,096	$30,989	$31,672	$32,048	$27,072

	For the three-month period ended
Quarterly Summary Income Statement Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2026	2026	2026	2025	2025

Interest income:
Cash equivalents	$409	$430	$659	$1,059	$1,114
AFS securities and membership stock	5,248	4,960	4,902	5,198	5,456
Loans receivable	70,170	67,375	65,398	65,975	66,460
Total interest income	75,827	72,765	70,959	72,232	73,030
Interest expense:
Deposits	28,178	26,398	26,172	27,699	28,940
Securities sold under agreements to repurchase	233	202	200	204	200
FHLB advances	1,178	1,433	1,070	1,080	1,081
Subordinated debt	297	325	362	379	391
Total interest expense	29,886	28,358	27,804	29,362	30,612
Net interest income	45,941	44,407	43,155	42,870	42,418
Provision for credit losses	2,954	3,194	2,080	1,680	4,500
Noninterest income:
Deposit account charges and related fees	2,544	2,356	2,331	2,429	2,365
Bank card interchange income	1,651	1,744	1,592	1,614	1,530
Loan servicing fees	249	247	245	250	263
Other loan fees	87	79	27	164	194
Net realized gains on sale of loans	127	336	226	167	175
Earnings on bank owned life insurance	726	794	677	552	548
Insurance brokerage commissions	325	414	353	345	319
Wealth management fees	831	1,041	944	936	851
Other noninterest income	606	347	695	319	328
Total noninterest income	7,146	7,358	7,090	6,776	6,573
Noninterest expense:
Compensation and benefits	14,590	14,130	14,054	13,651	13,065
Occupancy and equipment, net	4,010	3,787	4,040	3,834	3,788
Data processing expense	2,650	2,650	2,770	2,666	2,513
Telecommunications expense	253	288	308	309	347
Deposit insurance premiums	570	480	495	600	620
Legal and professional fees	549	633	521	478	1,075
Advertising	635	580	553	538	614
Postage and office supplies	282	363	373	333	300
Intangible amortization	687	702	709	808	857
Foreclosed property expenses, net	108	43	108	31	58
Other noninterest expense	2,234	1,889	2,292	2,022	1,814
Total noninterest expense	26,568	25,545	26,223	25,270	25,051
Net income before income taxes	23,565	23,026	21,942	22,696	19,440
Income taxes	4,468	2,747	4,181	4,546	3,790
Net income	19,097	20,279	17,761	18,150	15,650
Less: Distributed and undistributed earnings allocated
to participating securities	81	86	81	79	67
Net income available to common shareholders	$19,016	$20,193	$17,680	$18,071	$15,583

Basic earnings per common share	$1.73	$1.84	$1.60	$1.62	$1.39
Diluted earnings per common share	1.73	1.83	1.60	1.62	1.38
Dividends per common share	0.27	0.25	0.25	0.25	0.25
Average common shares outstanding:
Basic	10,964,000	10,966,000	11,041,000	11,153,000	11,247,000
Diluted	11,012,000	11,009,000	11,075,000	11,179,000	11,272,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2026	2026	2026	2025	2025

Interest-bearing cash equivalents	$39,298	$39,923	$68,374	$103,156	$97,948
AFS securities and membership stock	489,208	473,931	469,515	478,219	493,125
Loans receivable, gross	4,394,671	4,343,778	4,235,274	4,181,158	4,118,859
Total interest-earning assets	4,923,177	4,857,632	4,773,163	4,762,533	4,709,932
Other assets	343,666	336,502	342,334	321,042	302,630
Total assets	$5,266,843	$5,194,134	$5,115,497	$5,083,575	$5,012,562

Interest-bearing deposits	$3,883,370	$3,804,517	$3,793,242	$3,782,764	$3,741,361
Securities sold under agreements to repurchase	23,044	20,000	20,000	20,000	18,043
FHLB advances	112,901	140,095	103,556	102,046	102,410
Subordinated debt	15,780	19,506	23,241	23,228	23,215
Total interest-bearing liabilities	4,035,095	3,984,118	3,940,039	3,928,038	3,885,029
Noninterest-bearing deposits	564,472	553,513	528,820	541,110	533,809
Other noninterest-bearing liabilities	70,438	74,548	74,431	51,411	41,937
Total liabilities	4,670,005	4,612,179	4,543,290	4,520,559	4,460,775

Total stockholders’ equity	596,838	581,955	572,207	563,016	551,787

Total liabilities and stockholders’ equity	$5,266,843	$5,194,134	$5,115,497	$5,083,575	$5,012,562

Return on average assets	1.44%	1.57%	1.41%	1.42%	1.24%
Return on average common stockholders’ equity	12.7%	14.0%	12.6%	12.8%	11.3%

Net interest margin	3.70%	3.67%	3.67%	3.57%	3.57%
Net interest spread	3.17%	3.16%	3.17%	3.05%	3.02%

Efficiency ratio	50.0%	49.3%	52.2%	50.9%	51.1%